As filed with the Securities and Exchange Commission on November 30, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AYRO, Inc.

(Exact name of registrant as specified in its charter)

Delaware	98-0204758
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

900 E. Old Settlers Boulevard, Suite 100

Round Rock, Texas 78664

(Address of principal executive offices) (Zip Code)

Options Assumed by AYRO, Inc.

Originally Granted Under the

Austin EV, Inc. 2017 Long Term Incentive Plan

(Full title of the Plan)

Rodney C. Keller, Jr.

President and Chief Executive Officer

AYRO, Inc.

900 E. Old Settlers Boulevard, Suite 100

Round Rock, Texas 78664

(Name and address of agent for service)

512-994-4917

(Telephone number, including area code, of agent for service)

Copy to:

Rick A. Werner, Esq.

Matthew L. Fry, Esq.

Haynes and Boone, LLP

30 Rockefeller Plaza, 26th Floor

New York, New York 10112

Telephone: (212) 659-7300

Facsimile: (212) 884-8234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[X]	Smaller reporting company	[X]

		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.0001	876,106	(3)	$2.99	$2,619,557	$285.80
Total	876,106		$2.99	$2,619,557	$285.80

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered hereunder includes such additional number of shares of AYRO, Inc. (the “Company”) common stock, par value $0.0001 per share (the “Common Stock”), as are required to prevent dilution resulting from a stock split, stock dividend or similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(h) under the Securities Act, based upon the weighted-average exercise price per share of the options assumed by the Company.
(3)	Represents 876,106 shares of Common Stock subject to issuance upon the exercise of stock options outstanding under the Austin EV, Inc. 2017 Long Term Incentive Plan (the “Plan”) and assumed by the Company.

EXPLANATORY NOTE

On May 28, 2020, a wholly owned subsidiary of AYRO, Inc., a Delaware corporation previously known as DropCar, Inc. (“we,” “us,” “our” or the “Company”) merged with and into AYRO Operating, Inc., a Delaware Corporation previously known as AYRO, Inc. (“AYRO Operating”), with AYRO Operating surviving as a wholly owned subsidiary of the Company (the “Merger”). This Registration Statement on Form S-8 relates to 876,106 shares of Common Stock that may be issued pursuant to the Company’s assumption of the Plan in connection with the Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plan. The documents containing this information will be sent or given to eligible participants as specified in Rule 428(b)(1) of the Securities Act. Such documents are not being filed by the Company with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are hereby incorporated into this Registration Statement by reference:

●	our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on March 30, 2020, as amended by our Annual Report on Form 10-K/A, filed with the Commission on April 10, 2020;

●	the portions of our Definitive Proxy Statement on Schedule 14A filed with the Commission on November 9, 2020 that are deemed “filed” with the Commission;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the Commission on May 14, 2020, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the Commission on August 14, 2020, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the Commission on November 6, 2020;

●	our Current Reports on Form 8-K filed with the Commission on February 5, 2020, February 7, 2020 (and as amended on February 14, 2020), February 24, 2020, March 6, 2020, May 15, 2020, May 19, 2020, May 26, 2020, May 28, 2020, May 29, 2020 (and as amended on June 3, 2020), June 19, 2020, July 8, 2020, July 23, 2020, September 29, 2020, October 1, 2020, October 16, 2020, and November 23, 2020;

●	the following sections from our Registration Statement on Form S-4 filed with the Commission on February 14, 2020, as amended on April 24, 2020 (the “Form S-4”): “Management of the Combined Company,” “Information About AYRO,” and “Information About DropCar—Legal Proceedings;” and

●	the description of our common stock contained in the “Description of DropCar Capital Stock” in the Form S-4.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished, including under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, no information is incorporated by reference in this Registration Statement where such information under applicable forms and regulations of the Commission is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Company’s Amended and Restated Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”) and Amended and Restated Bylaws, as amended to date (the “Bylaws”), and the Delaware General Corporation Law (the “DGCL”). This description is intended as a summary only and is qualified in its entirety by reference to the Certificate of Incorporation, the Bylaws and the DGCL.

Limitation on Liability of Directors

Article IX of the Certificate of Incorporation and Article VIII of the Bylaws eliminate the personal liability of directors to the Company or the Company’s stockholders for monetary damages for breach of fiduciary duty, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

Indemnification and Insurance

In accordance with Section 145 of the DGCL, Article VIII of the Bylaws grants the Company’s directors and officers a right to indemnification for all expenses, liabilities and losses relating to civil, criminal, administrative or investigative actions, suits or proceedings to which they are a party (1) by reason of the fact that such person is or was a director or officer of the Company, or (2) by reason of the fact that such person is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

In addition, Article VIII of the Bylaws provides that directors and officers therein described shall be indemnified to the fullest extent permitted by the DGCL, and if the DGCL is subsequently amended to expand further the indemnification or advancements permitted, then the Company shall indemnify such directors and officers to the fullest extent permitted by the DGCL, as so amended.

The Certificate of Incorporation and the Bylaws authorize the Company to purchase insurance for any director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not the Company would have the power to indemnify such against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company shall have the power to indemnify him or her against such liability under the Certificate of Incorporation. The Company intends to maintain insurance coverage for its officers and directors as well as insurance coverage to reimburse the Company for potential costs of its corporate indemnification of directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description	Filed with this Report	Incorporated by Reference herein from Form or Schedule	Filing Date
4.1	Amended and Restated Certificate of Incorporation, effective May 28, 2020		Form 8-K (Exhibit 3.2)	05/29/20

4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation, effective May 28, 2020		Form 8-K (Exhibit 3.3)	05/29/20

4.3	Amended and Restated Bylaws, effective May 28, 2020		Form 8-K (Exhibit 3.4)	05/29/20

5.1	Opinion of Haynes and Boone, LLP	X

23.1	Consent of Haynes and Boone, LLP (included in the opinion filed as Exhibit 5.1)	X

23.2	Consent of Friedman LLP, independent registered public accounting firm	X

23.3	Consent of EisnerAmper LLP, independent registered public accounting firm	X

23.4	Consent of Plante & Moran, PLLC, independent registered public accounting firm	X

24.1	Power of Attorney (included on the signature page to this Registration Statement on Form S-8)	X

99.1	Austin EV, Inc. 2017 Long Term Incentive Plan		Form 10-Q (Exhibit 10.17)	08/14/20
99.2	Form of Executive Option Award Agreement under the Austin EV, Inc. 2017 Long-Term Incentive Plan	X

99.3	Form of Non-Executive Option Award Agreement under the Austin EV, Inc. 2017 Long-Term Incentive Plan	X

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on November 30, 2020.

AYRO, INC.

By:	/s/ Rodney C. Keller, Jr.
Name:	Rodney C. Keller, Jr.
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Rodney C. Keller, Jr. and Curtis Smith, severally, each with full power to act alone and without the others, his true and lawful attorney-in-fact, with full power of substitution, and with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this registration statement, and to file such registration statements with the Commission, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rodney C. Keller, Jr.	President, Chief Executive Officer and Director	November 30, 2020
Rodney C. Keller, Jr.	(Principal Executive Officer)

/s/ Curtis Smith	Chief Financial Officer	November 30, 2020
Curtis Smith	(Principal Financial Officer and Principal Accounting Officer)

/s/ Joshua Silverman	Chairman of the Board of Directors	November 30, 2020
Joshua Silverman

/s/ Mark Adams	Director	November 30, 2020
Mark Adams

/s/ George Devlin	Director	November 30, 2020
George Devlin

/s/ Sebastian Giordano	Director	November 30, 2020
Sebastian Giordano

/s/ Zvi Joseph	Director	November 30, 2020
Zvi Joseph

/s/ Greg Schiffman	Director	November 30, 2020
Greg Schiffman